Exhibit 99.1

FOR IMMEDIATE RELEASE:

PGT ANNOUNCES AMENDMENT OF CREDIT FACILITY

VENICE, FL, May 1, 2008 (PRIME NEWSWIRE) - PGT, Inc. (NASDAQ:  PGTI) announced today that on April 30, 2008, PGT and its subsidiary, PGT Industries, Inc., entered into an amendment to their Second Amended and Restated Credit Agreement, dated as of February 14, 2006.

The amendment, among other things, relaxes certain financial covenants, increases the applicable rate on loans and letters of credit, and sets a LIBOR floor.

The effectiveness of the amendment is conditioned, among other things, on the repayment of at least $30 million of loans under the Credit Agreement no later than August 14, 2008.  Such amount is expected to come from a combination of cash on hand and the proceeds of an equity issuance.

Rod Hershberger, President and Chief Executive Officer of PGT, commented, “This amendment provides increased financial and operational flexibility as we continue to execute on our value proposition, expand product offerings, push into new geographic markets, and capture additional market share.”

About PGT:

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is one of the largest window and door manufacturers in the United States. Founded in 1980, the company employs approximately 1,500 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL., and Salisbury, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc.
(NASDAQ: PGTI). www.pgtindustries.com.

Forward-looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results’ being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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CONTACT: PGT, Inc.
Jeffrey T. Jackson, 941-486-0100, ext. 22786
jjackson@pgtindustries.com